Exhibit 99.C1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated December 21, 2006, relating to the statements of assets and liabilities, including the schedules of investments, of the BLDRS Index Funds Trust as of September 30, 2006, and the related statements of operations, changes in net assets for each of the three years in the period then ended and financial highlights for each of the periods indicated therein, in Post-Effective Amendment No. 5 to the Registration Statement (Form S-6 No. 333-84788) and related Prospectus of the BLDRS Index Funds Trust.
New York, New York
January 26, 2007